UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A No. 1

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 13, 2005

(Date of report (Date of earliest event reported))

THE SPORTS AUTHORITY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-31746	84-1242802
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1050 West Hampden Avenue, Englewood, Colorado		80110
(Address of Principal Executive Offices)		(Zip Code)

(303) 200-5050

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 13, 2005, The Sports Authority (“Company”) filed a Form 8-K reporting under Item 1.01 that the Compensation Committee of the Company’s Board of Directors approved for its executive officers; annual base salaries for fiscal 2005, the criteria for the fiscal 2005 bonus program and certain restricted stock unit grants under the Company’s long term incentive plan for fiscal 2005.

The Company is filing this Form 8-K/A to correct the vesting terms of the restricted stock unit grants made to its executive officers on April 13, 2005 under the Company’s long term incentive plan, for fiscal 2005.

The restricted stock unit grants made to its executive officers on April 13, 2005 cliff vest after 5 years unless certain target earnings before income tax levels are met, in which case these units vest as follows; 60 percent three years from the date of grant and 20 percent four years from the date of grant if annual earnings targets are met or 60 percent three years from the date of the grant and 80 percent four years from the date of grant if, in each case, cumulative earnings targets are met.

The Company has previously announced that it entered into an Agreement and Plan of Merger, by and among the Company, Slap Shot Holdings Corp. and SAS Acquisition Corp. (“SAS”), dated as of January 22, 2006 (the “Merger Agreement”), pursuant to which the Company will be merged with and into SAS, with the Company continuing as the surviving corporation (the “Merger”).  Pursuant to the Merger Agreement, at the effective time of the Merger, all restricted stock units outstanding as of the effective time, whether vested or unvested, will vest and become free of all restrictions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SPORTS AUTHORITY, INC.

By:	/s/ Thomas T. Hendrickson
	Name:	Thomas T. Hendrickson
	Title:	Chief Financial Officer, Chief Administrative Officer and Treasurer

Date: February 27, 2006